Exhibit 10.2

*** TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

CO-PROMOTION AGREEMENT

THIS CO-PROMOTION AGREEMENT is made and entered into as of June 28, 2018 (the “Effective Date”), by and between Napo Pharmaceuticals, Inc., a California company, having a place of business at 201 Mission Street Suite 2375 San Francisco, CA 94105, USA and all Affiliates thereof (“Napo”) and RedHill Biopharma, Inc., a Delaware corporation, having an address at 8045 Arco Corporate Drive, Suite 120, Raleigh, North Carolina 27617 and all Affiliates thereof (“RedHill”).  RedHill and Napo each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Napo owns, develops, markets and manufactures the Product (as defined below), and wishes to appoint RedHill, and RedHill wishes to accept such appointment, as the   Promoter of the Product to physicians in the Specialty in the Territory in the Field of Use.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1                               “Act” means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines and requirements of the FDA as may be in effect from time to time.

1.2                               “Affiliate” of a person means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) of the other organization or entity or by contract relating to voting rights or corporate governance, or otherwise.

1.3                               “Applicable Laws” means all federal, state and local laws, and the rules, regulations, guidance, guidelines and requirements of governmental authorities  in effect from time to time, including those relating to the manufacture, marketing, promotion, distribution (including storage, handling and transportation) and sale of the Product in the Territory including the Act, FDA’s Guidance for Industry — Supported Scientific and Educational Activities, other applicable FDA Guidance, the PhRMA Code on Interactions with Healthcare Professionals, the Department of Health and Human Services Office of the Inspector General’s (OIG’s) Compliance Program Guidance for Pharmaceutical Manufacturers, “fraud and abuse”, anti-kickback, consumer protection and false claims statutes and regulations.

1.4                               “Bankruptcy Event” means a company: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) days or is not dismissed or vacated within forty five (45) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

1.5                               “Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in New York, NY, San Francisco, CA, and/or Israel are authorized or required by law to be closed.

1.6                               “Calendar Year” means each one-year period beginning January 1st and ending on December 31st.

1.7                               “Calendar Quarter” means each period of three consecutive months starting on January 1st, April 1st, July 1st or October 1st.

1.8                               “Promotional Fee” has the meaning set forth in Section 9.1 of this Agreement.

1.9                               “Promotion Plan” means the Promotion Plan annexed hereto as Annex A, as may be amended from time to time by the Parties, which shall include call plans to physicians in the Specialty in the Territories, managed market strategy, sampling strategy, promotional and training material, medical affairs strategy, sales activities and reporting obligations and other plans relating to promotion of the Product as the JPC deems appropriate.

1.10                        “Detail” means any in-person sales presentation of the Product to someone that to the best of RedHill’s knowledge is a practicing physician or other HCP in a manner that is customary in the industry for promoting a prescription pharmaceutical product. When used as a verb, “Detail” shall mean to engage in a Detail, also known as “Detailing”.

1.11                        “FDA” means the United States Food and Drug Administration.

1.12                        “Field of Use” means the labeled indication for the Product as of the Effective Date: for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy.

1.13                        “Generic Equivalent” means receipt by a third-party of an approval for marketing by the FDA pursuant to an abbreviated new drug application of a generic drug product referencing the Product (as approved pursuant to New Drug Application 202292) as the reference listed drug (i.e. such generic drug product is approved as an “AB” therapeutic equivalent to the Product in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research).

1.14                        “HCP” means someone that to the best of RedHill’s knowledge is a practicing health care practitioner who is permitted by law to prescribe the Product.

1.15                        “JPC” shall have the meaning set forth in Section 5.1.

1.16                        “PIRs” means, collectively, Product Labels and Inserts and Promotional Materials.

1.17                        “Product” means Mytesi® crofelemer 125 mg delayed-release tablets for the Field of Use.

1.18                        “Product Copyright” shall mean all copyrightable subject matter included in the PIRs and the Product training programs and materials developed and produced in accordance with this Agreement, whether or not such copyright has been registered and whether or not such materials have been published.

1.19                        “Product Labels and Inserts” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product or (b) any written material accompanying or explaining the Product, including Product package inserts.

1.20                        “Product Trademarks” means (a) any Trademarks relating to the Product and the registrations thereof, (b) any pending or future Trademark registration applications relating to the Product, (c) any unregistered Trademark rights relating to the Product as may exist through use prior to or as of the date hereof, (d) any current or future modifications or variants of any of the foregoing Trademarks, and (e) any future Trademarks adopted by Napo for use in connection with the Product, in each case excluding the Napo Trademark and trade name.

1.21                        “Promotion” and “Promotional Activities” means those activities customary in the industry by a pharmaceutical company of RedHill’s size and market capitalization in respect of a product with similar commercial potential as the Product to implement promotioning plans and strategies aimed at encouraging the use of a prescription pharmaceutical product, including Detailing. When used as a verb, “Promote” or “Promoting” means engagement in such activities. When used as a noun, “Promoter” means a person or entity engaged in such activities.

1.22                        “Promotional Materials” has the meaning set forth in Section 3.4.

1.23                        “Regulatory Approval” means the obtaining of all necessary regulatory approvals required from all applicable Regulatory Authorities in the Territory in order to commercially sell or market the Product for human consumption in such Territory, and satisfaction of any related applicable regulatory registration and notification requirements.

1.24                        “Regulatory Authority” means any applicable governmental authority regulating or otherwise exercising authority with respect to the manufacture, development and Promotion of the Product in the Territory.

1.25                        “Sample” means a standard sample unit of Product consistent with industry practices, subject to the provisions of Section 3.7.

1.26                        “Specialty” means (i) gastroenterologists and other gastro/intestinal specialty HCPs and (ii) other HCPs approved by Napo as of the Effective Date as described in the Promotion Plan, Annex A hereto; as well as those other HCPs approved in advance by Napo after the Effective Date who treat patients whose ailments fall within the Field of Use, in accordance with the provisions of Section 2.4; other than those specific HCPs attributed to Napo on Annex A hereto.

1.27                        “Tax” means, except as otherwise addressed herein, all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, or windfall profits, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties determined or assessed by a governmental authority.

1.28                        “Term” shall be as defined in Section 18.1.

1.29                        “Territory” shall mean the specified geographical territories within the United States,  and a designated exclusive HCP call plan for HCPs in the Specialty as set out in the Promotion Plan, as well as additional geographical territories and pharmacy call points mutually agreed by the Parties as set out in the Promotion Plan.  Without derogating from the foregoing, the Parties may mutually agree to expand the Territory to other territories, as shall mutually be determined in the Promotion Plan and/or through the JPC. Final approval for expansion will be provided by both Parties.

1.30                        “Third Party(ies)” means any party other than Napo, RedHill and their respective Affiliates.

1.31                        “Trademarks” means any trademark, servicemark, trade dress, brand mark, certification marks, internet domain names, trade name, brand name, corporate name, logo, business symbol, and other indicia of source, whether or not registered, and all registrations and applications therefor including all extensions, modifications, divisions and renewals of the foregoing.

1.32                        “Unit” means a prescription unit (TRx QTY) of sixty (60) qty individual dosage tablets of the Product in one bottle or separately. For the avoidance of doubt, each refill, whether or not it is part of the original prescription, will be considered a “Unit” for the purpose of this Agreement. By way of example, if a prescription includes two additional refills, it will be considered for the purpose of this Agreement as three (3) Units (i.e. original prescription plus two refills).

1.33                        “Units Dispensed” in any period means the number of Units of Product dispensed to patients in the relevant period either within the Specialty in the Territory or otherwise attributable to RedHill’s Promotional Activities hereunder, determined based on information reported by IQVia (formerly known as QuintilesIMS Incorporated (“IQvia”)) and the Approved Pharmacies (collectively, the “Data Source”), (without overlap).

1.34                        Interpretation. As used in this Agreement, any reference to gender shall include all genders and any reference to the plural shall include the singular, and the singular shall include the plural. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to in this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit, annex and schedule references are references to the annex, articles, sections, paragraphs, exhibits, annexes, and schedules of this Agreement, unless otherwise specified.  The captions contained in this Agreement are for convenience only and shall not be deemed a part hereof or affect the interpretation or construction of any provision hereof.

2.                                      APPOINTMENT AND GRANT OF RIGHTS

2.1                               Appointment; Grant of Rights.  Napo hereby appoints RedHill, together with its Affiliates, and grants to RedHill and its Affiliates, the right to Promote the Product to physicians in the Specialty in the Territory for the Field of Use.

2.2                               Limitations on Grant of Other Rights. Napo shall not, nor shall it permit or authorize any Third Party to, Promote the Product in the Specialty in the Territory for the Field of Use during the Term. Napo shall at all times have the right, or may grant to a Third Party the right, to Promote and otherwise market the Product within the Territory except within the Specialty. Throughout the Term, Napo will continue to supply Product to wholesalers and other customers in the ordinary course of business according to orders received.

2.3                               Continued Development; Regulatory Authorities. Napo shall contact and communicate with applicable Regulatory Authorities regarding the Product (including market authorization). All regulatory matters regarding the Product, including without limitation, all filings in connection therewith, shall be the obligation and responsibility solely of Napo.  Except as required by law, RedHill shall not contact or communicate directly with Regulatory Authorities with respect to matters relating to RedHill and its performance under this Agreement. RedHill shall cooperate with Napo regarding any Regulatory Authority communications relevant to their activities during the Term. Without derogating from the foregoing, Napo shall promptly keep RedHill informed of the relevant regulatory status of the Product and all developments related thereto, both by periodic written reports as well as immediate written notification provided promptly following any material changes in regulatory status and material occurrences regarding development of the Product. RedHill will promptly notify Napo about any communication from a Regulatory Authority concerning the Product. The Parties will promptly provide each other with copies of relevant communications from Regulatory Authorities.

2.4                               Plan. RedHill will direct all Details and other Promotional Activities hereunder exclusively to HCPs included in the Specialty in the Territory for the Field of Use. To the extent that RedHill shall wish to Promote the Product to additional HCPs not already described on Annex A hereto, RedHill shall request Napo’s approval for such addition, including by email, and upon Napo’s Chief Commercial Officer or Chief Financial Officer approval thereof, including by email, the relevant HCPs shall be deemed to be included in the Specialty.

3. PROMOTION PLAN; PROMOTIONAL ACTIVITIES

3.1                               Promotion Plan. The Parties have developed the initial Promotion plan annexed hereto as Annex A (the “Promotion Plan”). For the avoidance of doubt, RedHill’s undertakings in relation to the number of territories and related promotion activities pursuant to the Promotion Plan are subject to availability of, among other things, promotional, training and marketing material, as provided herein, as well as availability of the Product in sufficient quantities and adequate quality to support such activities.

3.2                               Promotional Activities. During the Term, RedHill shall be responsible for the Promotion of the Product for the Field of Use in the Specialty in the Territory and RedHill shall utilize its commercially reasonable efforts to Promote the Product in the Specialty for the Field of Use in the Territory. For clarity, RedHill shall at all times be entitled to promote and/or commercialize other products, at its sole discretion. RedHill shall deploy sales professionals in the Territory in accordance with the Promotion Plan and shall be responsible for all Promotional activities in relation to its own operations and sales professionals. RedHill shall not be prohibited from undertaking Promotional Activities with respect to the Product that are in excess of those for which RedHill is responsible under the then current Promotion Plan, provided that such excess Promotional Activities are not inconsistent with the Promotion Plan, are within the Field of Use, are approved in advance in writing (such approval not to be unreasonably delayed or withheld), and are in compliance with Applicable Laws. In implementing the Promotion Plan, Promoting the Product in the Territory and otherwise exercising its rights and fulfilling its obligations under this Agreement, RedHill shall have full discretion with respect to its own level of expenditure of resources including with respect to the number of sales representatives, fees and remuneration, data sources, advertising media and budget. RedHill’s compensation and incentive payments to its sales representatives for the Product and other products it promotes will remain in the sole discretion of RedHill, and RedHill may make any changes to these payments at any point of time with its complete and total discretion.

3.3                               Generic Equivalent. Notwithstanding anything in this Agreement to the contrary, in the event of the sale into the Territory of a Generic Equivalent for the Product, RedHill may, in its sole discretion, limit or discontinue all or any part of its ongoing Promotional activities.

3.4                               Promotional Materials. Napo shall, at its own expense, provide RedHill in a timely manner with the necessary promotional materials and quantities thereof as outlined in the Promotion Plan that may include: electronic sales presentations, digital communication, digital advertising, promotional, educational, training and communication materials for marketing, advertising and Promotion of the Product to Third Parties

(“Promotional Materials”) that are consistent with the then current Promotion Plan and that are consistent with any such materials provided to Napo sales personnel. Napo shall own all rights, including copyrights in such Promotional Materials. Napo shall ensure that all Promotional Materials are in strict compliance with all Applicable Laws. In performing Promotional Activities hereunder, RedHill shall not use any promotional materials other than the Promotional Materials provided by Napo under this Section 3.4 or otherwise approved in advance and in writing by Napo.

3.5                               Statements. Each Party shall make, and shall permit its representatives to make, only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the PIRs. Without limitation to the foregoing, each Party shall ensure that its representatives do not make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes or could reasonably be expected to jeopardize the goodwill or reputation of the other Party or its products, including the Product. Napo has the exclusive right to determine the appropriate “key selling messages” that pertain to the Product.

3.6                               Training. Napo shall train RedHill’s sales managers and trainers to assist RedHill in the fulfillment of its obligations under this Agreement. Such training provided by Napo shall comply with all Applicable Laws. In connection therewith, Napo shall provide such trainers and lecturers as RedHill may deem reasonably necessary. RedHill shall have the right to review and comment on training materials from medical, legal and regulatory perspectives. Napo shall, in addition to the aforementioned training of RedHill’s sales managers and trainers, designate and make available during regular business hours at least one (1) individual to respond to inquiries from RedHill’s sales managers and trainers. Napo shall provide RedHill with such training materials as is reasonably required to adequately train RedHill’s sales managers and trainers to Promote the Product and in such quantities as RedHill shall reasonably require or request.  All RedHill employees engaged in the promotion of the Product within the Territory will be trained to meet competency standards relating to their knowledge of the Product and all promotional materials and Applicable Laws and receive reasonable additional training from Napo to maintain said competence to Promote the Product.

3.7                               Samples. Napo shall supply to RedHill, at Napo’s sole expense, reasonable quantities of Samples of the Product as mutually agreed to by both Parties.

3.8                               Savings Clause. Neither Party shall be required to perform any obligation under this Agreement or the Promotion Plan, or use any Promotional Materials or otherwise engage in any activity, to the extent that such Party believes, in its reasonable judgment and in good faith, that such obligation, use of Promotional Materials or other activity: (i) violates any Applicable Law; (ii) violates a written corporate policy of such Party; or (iii) would have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, of such Party.

4.                                      Trademark License.

4.1                               Napo hereby grants RedHill the royalty-free right to use any Product Trademarks and Product Copyrights in the Territory in connection with the Promotion of the Product, subject to the provisions of this Agreement. RedHill may not include its name on Promotional Materials unless agreed in writing in advance by Napo’s Chief Commercial Officer or Chief Financial Officer and Napo’s Chief Executive Officer.

4.2                               Whenever RedHill uses any Product Trademarks in advertising or in any other manner in connection with the Product, RedHill shall, subject to relevant laws and regulations, clearly indicate Napo’s ownership of such Product Trademarks. When using any Product Trademarks under this Agreement, RedHill undertakes to comply with all laws and regulations pertaining to trademarks in force at any time in the Territory. RedHill shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing such ownership. RedHill acknowledges and agrees that Napo or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to any Product Trademarks and the goodwill now and hereafter associated therewith and RedHill agrees that all use of any Product Trademarks shall inure to the benefit of and be on behalf of Napo. RedHill acknowledges that nothing in this Agreement shall give RedHill any right, title or interest in or to any Product Trademarks other than the right to use such Product Trademarks in accordance with Section 4.1 hereof.

4.3                               RedHill (upon written request of Napo) shall assist Napo in safeguarding its full rights, title and interest in and to any Product Trademarks, Product Copyrights and all other intellectual property relating to the Product.

4.4                               RedHill shall not undertake any action to register or renew any of the Product Trademarks (or any Trademark similar thereto).

5.                                      JOINT PROMOTION COMMITTEE

5.1                               Within ten (10) days following the Effective Date, the Parties shall establish a joint promotion committee (“JPC”), comprised of up to four (4) members, with up to two (2) members being appointed by Napo, of which one shall be designated the “Napo Project Leader”, and up to two (2) members being appointed by RedHill, of which one shall be designated the “RedHill Project Leader”. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Each Party may remove any member appointed by it for any reason or no reason and appoint another member in his or her stead. Any appointment or removal shall be notified to the other Party in writing.

5.2                               The JPC shall be responsible for ensuring full cooperation between the Parties in implementing this Agreement and for monitoring compliance with the Agreement and the Promotion Plan. The JPC shall discuss, inter alia, marketing, promotion and sales strategy for the Promotion of the Product in the Territory.

5.3                               The Napo Project Leader and the RedHill Project Leader shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the JPC, and any other sub-committees or teams that the JPC may appoint or constitute.

5.4                               The JPC shall hold meetings at such times requested by either party, which shall be, unless otherwise mutually agreed, at least quarterly. The JPC may conduct meetings in person or by teleconference or videoconference or other means. Meetings shall be chaired alternatively by the Napo Project Leader and the RedHill Project Leader. Each Party shall only be responsible for its own costs related to the JPC and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes.  At and between meetings of the JPC, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement and shall make themselves available to the other members of the JPC for communication purposes.

5.5                               At each JPC meeting, at least one (1) member appointed by RedHill and one (1) member appointed by Napo present in person, by teleconference or videoconference or by other means shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two committee members, on all matters before the JPC and, unless specifically determined otherwise, Napo will have the final tie breaking vote on all topics and activities associated with this Agreement under its responsibility and RedHill will have a final tie breaking vote on all topics and activities associated with this Agreement under its responsibility.

5.6                               Either Party may invite other, non-voting, persons to attend meetings of the JPC as appropriate.

5.7                               The JPC may act without a meeting if prior to such action the JPC members agree regarding such action and a written consent thereto is confirmed in writing by both Project Leaders.

5.8                               The JPC may amend or expand upon the foregoing procedures for its internal operations by unanimous written consent.

5.9                               The JPC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

5.10                        The JPC shall, among its other authorities, have the authority to establish and appoint sub-committees, as the JPC deems necessary. All decisions of a subcommittee are subject to approval by the JPC. The JPC may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the JPC.

5.11                        Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the JPC a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the JPC shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JPC, or the other Party.

6.                                      SALE, MANUFACTURE AND SUPPLY OF PRODUCT

6.1                               During the Term, Napo shall continue to be responsible to take all actions in relation to the promotion, sale, and distribution of the Product in the Territory (other than Promotion of the Product which is RedHill’s responsibility pursuant to this Agreement), including:

6.1.1                     Manufacturing, packaging, labeling, warehousing and distributing the Product in the Territory.

6.1.2                     Accepting orders, invoicing customers, communication with reimbursement systems, and collecting receivables.

6.1.3                     Preparing training materials, Territory sales data (in the form of zip code base data), insurance reimbursement data (to the extent available to Napo) and Promotional Materials for RedHill’s field sales force.

6.1.4                     Providing customer service activities, pharmacovigilance services, medical information services and regulatory filings and activities.

6.1.5.                  Designing and implementing any patient assistance and patient discount programs; provided, however, that RedHill sales professionals may, at Napo’s direction, assist in distributing patient coupons and other materials related to such programs.

6.2                               All sales of the Product in the Territory shall be invoiced by Napo.

6.3                               All terms of sale, including policies concerning pricing, credit terms, cash discounts and returns and allowances, shall be set by Napo consistent with its normal internal selling and past practices; provided that, without derogating from Napo’s discretion it shall consult with RedHill prior to materially changing any such terms of sale, including increasing or decreasing the list price of the Product. Napo shall inform RedHill of catalog price increases or decreases for the Product in the Territory in sufficient time so that such information is provided to RedHill and Napo representatives at approximately the same time. Furthermore, Napo shall inform RedHill regarding the implementation of or changes to any coupon, voucher, or other discount program relating to or affecting the Product.

6.4                               RedHill shall not accept any customer orders for the Product. All customer orders for the Product shall be received and executed by Napo or its designee. If RedHill receives any orders, it shall promptly refer such to Napo.

6.5                               Napo shall supply the Product during the Term in sufficient quantities to timely satisfy orders for the Product in the Territory. Napo shall maintain reasonable inventory levels of the Product in order to ensure its ability to fulfill its obligations hereunder. All orders for Product shall be subject to acceptance by Napo, which acceptance shall not be unreasonably withheld.

6.6                               Napo shall have the sole responsibility and right to accept any returned Product in accordance with Napo’s returns policy. RedHill shall not solicit the return of any Product and shall not receive or accept any returned Product. In the event that any such Product is inadvertently returned to RedHill, RedHill shall promptly ship such Product to Napo, along with any documentation or explanation RedHill receives regarding the reason for the return, at Napo’s cost and expense.

6.7                               Napo shall be responsible for all aspects of contracting with commercial and government customers and third party payors in connection with the Product, including (i) contract strategy, (ii) contracting, (iii) contract administration and claims processing, (iv) contract compliance, monitoring and auditing, (v) account management and (vi) government reporting, government programs, rebate processing, FSS calculations and pricing schedules. Napo shall promptly update RedHill sales management regarding such managed care activities.

6.8                               For the avoidance of doubt, Napo shall be responsible for all costs and expenses of its performance under this Agreement.  For the avoidance of doubt, RedHill shall be responsible for all costs and expenses of its performance under this Agreement.

6.9                               If there is a change in market conditions, which materially affects the economics of this Agreement, the Parties will discuss modifications to this Agreement in good faith to address such changed market conditions. For the avoidance of doubt, neither Party is required to agree to any modifications to the terms of this Agreement.

7.                                      INFORMATION; REPORTING; RECALLS

7.1                               Information. Each Party shall promptly notify the other Party of receipt of information from a Regulatory Authority that: (i) raises any material concern regarding the safety or efficacy of the Product, or would affect the Product Label and Insert, Promotion and/or sale of the Product; (ii) indicates a potential material liability for either Party relating to the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) is reasonably likely to impact the manner in which a Party satisfies its obligations hereunder.

7.2                               Adverse Experience Reporting. Each Party hereto shall give the other Party notice of any Product complaint it receives, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) of which such first-mentioned Party obtains information in accordance with the following procedure:

7.2.1                     Information concerning any adverse drug experience associated with the Product, as well as information concerning significant quality problems with drug product (pursuant to 21 CFR 314.81(b)(1)) shall be reported to Napo’s designated medical liaison within twenty four (24) hours after initial receipt of such information by calling                   or                   .

7.2.2                     The report shall contain: (i) the date the complaint report was received; (ii) the name of the reporter; (iii) the address and telephone number of the reporter; and (iv) an indication of the adverse drug experience.

7.2.3                     All other Product complaints not covered by 7.2.1 above shall be reported in writing at least once each calendar month.

7.3                               Napo shall be responsible for all activities relating to medical surveillance within the Territory, including management of a safety database, preparation and filing of safety update reports, conducting post-authorization safety studies, literature search and signal detection. Without derogating from the foregoing, Napo shall investigate all adverse drug experiences and non-clinical complaints associated with the Product, including those reported to Napo by RedHill, and, as appropriate, report such information to the FDA. In addition to the reporting obligations detailed in Section 7.2 above, Napo shall provide RedHill with a summary of all adverse drug experiences and clinical complaints received by Napo, during each Calendar Quarter and all material comments of the FDA with respect thereto within thirty (30) days after the end of such Calendar Quarter; provided, however, that Napo shall provide RedHill prompt written notice of any adverse side effect experienced in response to the use of the Product.

7.4                               Product Recall and Withdrawal. Napo shall have the sole responsibility with respect to any recall or withdrawal of the Product, and shall bear all costs and expenses relating thereto. At Napo’s request, where the Product has been recalled or withdrawn from the market, RedHill shall, as soon as reasonably practical and in accordance with Applicable Law, assist Napo in obtaining the return of any Product not in the direct possession or control of Napo by notifying physicians who have received Samples from RedHill and by returning to Napo samples still in the possession of RedHill, and Napo shall reimburse RedHill for all costs and expenses incurred in taking such actions.

7.5                               Product Medical Inquiries. Napo shall have the exclusive right and obligation, consistent with Applicable Law, to respond to all questions or requests for information about the Product made by any medical professionals or any other person to RedHill’s representatives that warrant a response beyond the information included in the PIRs (all such questions or requests being referred to as “Product Medical Inquiries”). RedHill shall direct its representatives to direct all Product Medical Inquiries to Napo.

7.6                               Third Party Actions and Communications. Napo shall be solely responsible for: (i) taking all actions and conducting all communication with all Third Parties in respect of the Product (other than Promotional Activities performed by RedHill in accordance with the terms hereof), including responding to all Product quality complaints in respect thereof, including complaints related to tampering or contamination; and (ii) investigating all Product quality complaints, adverse events, and field alerts in respect of the Product.

8.                                      REPORTS

8.1                               Napo Reports. On a Calendar Monthly basis, within five business (5) days following the end of each of Calendar Month or promptly after the relevant data on Units Dispensed first becomes available from the Data Source, if later, Napo shall deliver to RedHill a Napo report in the English language with respect to the relevant Calendar Month

(each, a Napo “Monthly Report”) showing: (i) the total number of Units of Product dispensed in the relevant period determined using the Data Source and (ii) a calculation of the Promotion Fee, in respect of each geographical area within the Territory (subject to RedHill’s review of the total number of Units of Product dispensed).

8.2                               RedHill Reports.  At the request by Napo for its internal evaluation purposes (no more than each calendar month) RedHill shall submit to Napo a high-level report of the Promotional Activities conducted by RedHill during the month.  Such reports shall show overall national call data (sample and detail-only), in-services and speaker programs and other Promotional Activities.

8.3                               Additional Information. In addition, to allow RedHill to execute and monitor its Promotional activities, Napo shall, at its expense, provide RedHill, on a weekly basis or when data is received, depending on availability of information, access to its Data Source information. Napo will also provide coupon data to RedHill on an ongoing basis during the Pilot Term.

8.4                               Payment Transparency Reporting.  RedHill shall provide to Napo, on a monthly basis, such information regarding meals, speaker fees, and other transfers of value from RedHill to HCPs, health care providers, and other entities as Napo requires in order to comply with federal and state payment transparency reporting laws.

8.5                               Final Report and Payment. Upon termination of this Agreement for any reason, Napo shall deliver a final report, in the English language and the associated Promotion Fee payment to RedHill within fourteen (14) days after the end of the then current Calendar Month.

9.                                      FINANCIAL PROVISIONS

9.1                               Promotion Fee Payments.  During the Term, Napo shall pay RedHill an amount per each Unit Dispensed as specified in Annex B hereto (the “Unit Fee”, and in the aggregate, together with any other payment due to RedHill specified in this Agreement, the “Promotion Fee”).

9.2                               Napo Monthly Reports and Payments. All payments due pursuant to the provisions of this Section 9 shall be due and payable to RedHill on a Monthly basis within thirty (30) days  of receipt of an appropriate invoice from RedHill for same. If Napo fails to provide the respective Napo Monthly Report in a timely fashion as set forth in Section 8.1, RedHill shall be entitled to invoice the amount of the preceding Monthly period as a down payment being subject to the specific calculation under the Monthly Report yet to be provided by Napo. Napo shall make any additional payments (if any) in accordance with the Monthly Report, following its submission.  RedHill shall promptly reimburse Napo for any down payment made by Napo in excess of the actual amount owing.

9.3                               Payment Method.  Any amounts due to RedHill under this Agreement will be paid in US Dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least [***] days in advance by RedHill, as the case may be.

9.4                               Taxes.  All payments shall be net of all Taxes.

10.                               RECORDS RETENTION AND AUDIT

10.1                        Record Retention.  Throughout the Term and for a term of ten (10) years thereafter, Napo will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect sales of the Product in the Territory, in sufficient detail to confirm the accuracy of Monthly Reports and Promotion Fee payments made hereunder, which books, records and accounts will be retained for ten (10) years after the end of the period to which such books, records and accounts pertain.

10.2                        Audit.  RedHill will have the right, during the Term and for a period of three (3) years following the expiration or termination of this Agreement for any reason to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Napo and who agrees to be bound by a customary undertaking of confidentiality, have access during Napo’s normal business hours, and upon reasonable prior written notice, to Napo’s records as may be reasonably necessary to verify the accuracy of Napo’s Monthly Reports in respect of any period; provided, however, that RedHill will not have the right to conduct more than two (2) such audits in any Calendar Year.  The accounting firm shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit.  Any such audit shall be completed within a reasonable time.  The costs of the audit are the responsibility of RedHill provided that in the event that there is a shortfall of more than two and one-half percent (2.5%) in the payment due, the audit costs and all related travel costs will be covered by Napo within thirty (30) days of billing.  In the event there is a shortfall of more than two and one-half percent (2.5%), RedHill shall be permitted, at its sole discretion and with due notice to Napo, to conduct a subsequent audit in the same Calendar Year.

10.3                        Payment of Additional Amounts.  If the audit report shows that additional payments are owed by Napo under this Agreement, Napo shall make such additional payments plus interest at the rate prescribed in Section 10.6 hereof within fourteen (14) days following RedHill’s demand. RedHill shall have the right to conduct additional follow-up audits in the same Calendar Year to ensure that there are no further shortfalls.

10.4                        Interest. All late payments under this Agreement shall bear interest from the date due until paid at a rate equal to one percent (1%) per month as of the date that such payment was due, or, if lower, the highest rate permitted under Applicable Law, calculated on the number of days such payment is delinquent.

10.5                        Confidentiality.  RedHill will treat all information subject to review under this Section 10 in accordance with the confidentiality provisions of Section 14 below.

*** CONFIDENTIAL TREATMENT REQUESTED

11.                               REPRESENTATIONS AND WARRANTIES

11.1                        By the Parties.  Each Party hereby represents, warrants and covenants to the other Parties as of the Effective Date as follows:

11.1.1              Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2              Such Party has obtained all necessary consents, approvals and authorizations of all Regulatory Authorities and other authorities and parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder, including without limitation all consents required in connection with the grant of Promotion rights in respect of the Product.

11.1.3              The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

11.2                        By Napo.  Napo hereby further represents, warrants, and covenants to RedHill as follows:

11.2.1              It has the sole legal and/or beneficial title to and ownership of the Product, all as is necessary to fulfill its obligations under this Agreement and to grant the rights granted to RedHill pursuant to this Agreement. Napo is not aware of any FDA communication or action suggesting its ability to market or sell the Product in the Territory can or will be diminished or compromised or eliminated.

11.2.2 It has not and during the Term shall not grant any rights to Third Parties in the Specialty in the Territory for the Field of Use that conflict with the rights granted to RedHill hereunder, and  there are no agreements which contain any provisions with respect to the Product that may adversely impact the rights granted to RedHill hereunder, including competition restrictions, restrictions on Napo’s ability to grant promotion or similar rights, provisions that may impact pricing, or provisions requiring Napo to make payments to third parties in connection with sales of the Product.

11.2.3              The manufacture, use and sale of the Product by Napo, and the exercise by RedHill of its rights granted under this Agreement, do not, and during the Term, will not infringe or otherwise violate any patent, trademark, copyright, trade secret or other intellectual property right of a Third Party.

11.2.4              It has and shall maintain throughout the Term, all Regulatory Approvals necessary for the performance of its obligations hereunder.

11.2.5              Product: (i) shall be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including the Act), as the same may be amended from time to time; (ii) at the time of shipment by Napo shall not be adulterated or misbranded within the meaning of the Act; and (iii) at the time of shipment by Napo shall not be a product which would violate any section of the Act if introduced into interstate commerce.

11.2.6. It has not received any written notice from any Third Party asserting or alleging that any research or development of the Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

11.2.7. There are no pending, and to Napo’s knowledge, no threatened, adverse actions, suits or proceedings against Napo or its Affiliates involving the Product.

11.2.8 The Product Trademarks have been properly filed and registered with the U.S. Patent and Trademark Office and are valid and in full force and effect, and Napo has the right to use and license the Product Trademarks, free and clear of any liens or encumbrances.

11.2.9 To Napo’s knowledge, there are no pending legal suits or proceedings involving the Product; and there are no threatened legal suits or proceedings in the Territory involving the Product.

11.2.10 There are no current pending, or to Napo’s knowledge, threatened in writing, product liability, warranty or other similar claims by any Third Party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of the Product.

11.2.11 It will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of RedHill.

11.2.12 It has appropriate insurance coverage in place in respect of the Products, including without limitation coverage for product liability, product recalls, contamination and extortion.

11.2.13 It agrees and undertakes that during the Term (as defined below) and for a period of twenty four (24) months following termination or expiration of this Agreement for any reason, it will not, directly or indirectly, solicit, hire or engage with any person employed by RedHill and/or its Affiliates on the date of such termination or during the preceding twenty four (24) months.

11.3                        By RedHill.  RedHill hereby further represents, warrants, and covenants to Napo that:

11.3.1              RedHill will conduct any activities under this Agreement diligently and in compliance with all Applicable Laws as the same may be amended from time to time. Additionally, RedHill will comply with any law, regulations, rules or requirements of the Laws of Israel that may impact the performance of RedHill under this Agreement.

11.3.2              RedHill and any RedHill personnel will not knowingly use in any capacity in the performance of this Agreement, the services of any person or entity (i), currently or ever debarred under 21 U.S.C. § 335a, (ii) excluded from any Federal health care program (as defined in 42 U.S.C. sec. 1320a-7b(f)), or (iii) convicted of a felony for conduct relating to the regulation or handling of any drug product. RedHill shall use reasonable commercial efforts to insure adequate staffing and training of all personnel assigned to the territories, including continuing training and instruction or certification with regard to Napo products.

11.3.3              RedHill shall notify Napo promptly if, during the term of this Agreement, it becomes aware that RedHill or any RedHill personnel comes under investigation by the FDA, OIG, or any other federal or state agency for sanctions, debarment, exclusion, or disqualification or is sanctioned, debarred, excluded or disqualified.

11.3.4              RedHill will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of Napo.

11.3.5              RedHill shall, in good faith, assure compliance with any applicable statutory or regulatory requirements of a foreign entity to do business in the United States, including payment of all taxes, license fees and other requirements that may be levied on a foreign based entity doing business in the United States or through a subsidiary.

11.3.6              RedHill shall be solely responsible for compensating and providing medical benefits and other fringe benefits to its employees and retained sales representatives.

11.3.7              RedHill agrees and undertakes that during the Term (as defined below) and for a period of twenty four (24) months following termination or expiration of this Agreement for any reason, it will not, directly or indirectly, solicit, hire or engage with any person employed by Napo and/or its Affiliates on the date of such termination or during the preceding twenty four (24) months.

11.4                        Except as otherwise expressly set forth in this Agreement, neither Party MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.                               LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

13.                               Intellectual Property- Enforcement

13.1                        Infringement Notice.  If either Party determines that a Third Party is wrongfully marketing, Promoting or selling the Product or infringing any intellectual property of Napo or its Affiliates or licensors relating to the Product, including actual, potential or suspected wrongful marketing, Promoting or selling the Product or infringement, and that such activities could affect the exercise of the rights granted under this Agreement by the other Party, it will notify the other Party in writing without undue delay.

13.2                        Enforcement. Napo will have the sole, exclusive and first right, but not the obligation, to remove such wrongful marketing, Promotion, selling, infringement and/or misappropriation and to control all litigation to remove such wrongful marketing, Promotion, selling, infringement and/or misappropriation, all as it shall deem appropriate in its sole discretion, and to settle or compromise any such possible infringement by taking such action as Napo or its Affiliates may determine in their sole and absolute discretion.  Napo shall be solely responsible for all costs and expenses of such litigation. In the event Napo does take any action to remove such wrongful marketing, Promotion, selling, infringement or misappropriation activity, Napo will keep RedHill informed of the progress of such action and consider any comments made by RedHill.

13.3                        Co-operation. The Parties will provide reasonable assistance to each other (at no charge or expense, other than with respect to reasonable out-of-pocket expenses), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

13.4                        Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Section 13.2, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable documented costs and expenses in such action (which amounts will be allocated pro rata in accordance with the respective costs and expenses if insufficient to cover the totality of such expenses), and any remainder will be the property of Napo.

13.5                        Infringement of Third Party Rights.  In the event that either Party is sued by a Third Party alleging that the Promotion, manufacture, marketing, use or offer to sell of the Product in the Territory infringes upon any intellectual property rights of such Third Party, the Party being so sued shall immediately give the other Party notice of same and the Parties shall thereafter proceed as provided in Section 16.

14.                               CONFIDENTIALITY

14.1                        Disclosure and Use Restriction.  The Parties agree that, during the Term and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

14.2                        Confidential Information.  “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to another Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing, promotion, HCPs in the Specialty and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)                                     was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(i)                                     was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(ii)                                  became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no breach of this Agreement by the receiving Party;

(iii)                               was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation not to disclose such information or know-how to others; or

(iv)                              was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

14.3                        Authorized Disclosure. Notwithstanding the provisions of Section 14.1 above, a Party shall be entitled to disclose the Confidential Information of another Party hereto to the extent that such disclosure is:

(i)                                     made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible and permitted by such order) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order, at such Party’s sole cost and expense, and to obtain a protective order, at such Party’s sole cost and expense, requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)                                  otherwise required by Applicable Law or the rules of a stock exchange; provided, however, that the receiving Party will provide the disclosing Party with notice of such disclosure in advance thereof to the extent practicably possible, and to the extent permitted seeks confidential treatment of the information disclosed and reasonably cooperates with any efforts of disclosing Party to seek confidential treatment of the information disclosed and discloses only that portion of the Confidential Information required;

(iii)                               made by such Party to a Regulatory Authority as necessary for the development or Promotion of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 14.3(ii);

(iv)                              made by such Party, in connection with the performance of this Agreement and on a need to know basis only in connection therewith, to Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(v)                                 made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, venture capital or private equity firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

15.                               PRESS RELEASES

Press releases or other similar public communication by any Party during the Term of this Agreement for any reason relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to any of the other Parties or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be shared in advance with the other Party, and subject to such other Party’s approval which approval will not be unreasonably withheld, conditioned or delayed, except for those communications required by Applicable Law, regulation or securities exchange rules, disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific economic provisions hereof without approval from the other Party, unless required under Applicable Law, regulation or securities exchange rules, as aforesaid. The Parties shall mutually determine whether initial press releases will be joint press releases prior to launch date.

16.                               INDEMNIFICATION

16.1                        Indemnification by Napo. Napo shall indemnify and hold RedHill and its Affiliates, and their respective officers, directors, agents, and employees (“RedHill Indemnified Persons”) harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from: (i) any negligent or willful acts or omissions by Napo, its agents, directors, officers or employees, (ii) any material breach of this Agreement by Napo, its agents, directors, officers, or employees, (iii) any breach of Applicable Law by Napo, its agents, directors, officers, or employees; or (iv) the Products, including but not limited to any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim.

16.2                        Indemnification by RedHill. RedHill shall indemnify and hold Napo, its officers, directors, agents and employees (“Napo Indemnified Persons”, and, together with RedHill Indemnified Persons, “Indemnified Persons”) harmless from and defend against any and all third party liabilities, losses, proceedings, investigations, actions, damages, settlements, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from: (i) any negligent or willful acts or omissions by RedHill, its agents, directors, officers, or employees; (ii) any material breach of this Agreement by RedHill, its agents, directors, officers or employees; or (iii) or any violation of Applicable Law by RedHill, its agents, directors, officers or employees.

16.3                        Conditions to Indemnity.  Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the Indemnified Person: (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within seven (7) days after the Indemnified Person has knowledge of such claim, demand or action; (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; and (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand. The indemnifying Party shall not compromise or settle such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation.  If the Party entitled to indemnification fails to notify the indemnifying Party without undue delay pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is materially prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

16.4                        Participation in Defense. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying Party shall pay the reasonable and documented fees and costs of any separate counsel to the extent such separate representation is due to a conflict of interest between the Parties.

16.5                        Settlement. No Party shall, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, enter into any settlement or compromise or consent to any judgment in respect of any claim related to the rights and liabilities under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit or impair the other Party’s rights.

17.                               INSURANCE

17.1                        Each Party hereto shall maintain, for the Term and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business.

17.2                        Without derogating from the generality of the aforesaid, Napo shall effect and maintain for the duration of this Agreement and thereafter for [***] products liability insurance policies with a limit of liability of no less than U.S. $[***] per claim and in the aggregate and an IP infringement policy with a limit of liability of USD $[***] per claim and in the aggregate. The policies shall apply retroactively at least as of the Effective Date and will contain a 12-months extended reporting period, cross-suits coverage and a Product recall extension. The products liability policy shall be primary and non-contributory to any insurance effected by RedHill.  Napo will provide RedHill with a certificate of insurance on the Effective Date and every 12 months thereafter.

17.3                        Without derogating from the generality of the aforesaid, RedHill shall effect and maintain for the duration of this Agreement and, to the extent a policy is on a “claims made” basis”, thereafter for [***] years, a general liability insurance policy with a limit of liability of no less than U.S. $[***] per claim and in the aggregate and including a cross-liability endorsement. To the extent a policy is on a “claims made” basis, it shall apply retroactively at least as of the Effective Date and will contain a 12-months extended reporting period, and cross-suits coverage. Redhill will provide Napo with a certificate of insurance on the Effective Date and every 12 months thereafter.

*** CONFIDENTIAL TREATMENT REQUESTED

17.4                        Each party waives its rights against the other for all claims to the extent covered by the insurance of each party and each party shall require their insurers to waive subrogation consistent with the above with regard to general third party products and automobile liability insurance policies.

18.                               TERM AND TERMINATION

18.1                        Term.  Unless earlier terminated in accordance with the provisions of this Article 18, the term of this Agreement shall be for the period of six (6) months commencing upon the Effective Date (the “Pilot Term”).   At least thirty (30) days prior to the end of the Pilot Term, both Parties agree to enter into good faith negotiations of a new Agreement with a new Term.

18.2                        Termination for Cause.

Without derogating from any other remedies that either Party may have under the terms of this Agreement or at law, each Party hereto shall have the right to terminate this Agreement forthwith upon the occurrence of any of the following:

18.2.1              with 30 days prior written notice upon the commission of a material breach by any other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach to the reasonable satisfaction of the other Party within thirty (30) days after being requested in writing to do so;

18.2.3  with 30 days prior written notice upon the occurrence of a Bankruptcy Event in respect of another Party;

18.2.2              with 30 days prior written notice upon the commission by the other Party of a violation of Applicable Law in connection with such Party’s actions in connection with this Agreement, and such other Party’s failure to remedy such breach to the reasonable satisfaction of the other Party within such 30 day period; or

18.2.4 immediately with written notice upon the occurrence of a state or federal agency or administrative action due to any act or omission of either party, including but not limited to actions from the FDA, OIG, Federal Trade Commission (FTC), Centers for Medicare and Medicaid Services (CMS), and Office of Civil Rights (OCR).

18.3                        Termination for Convenience.

18.3.1              Without derogating from the foregoing, RedHill shall be entitled to terminate this Agreement in its entirety or with respect to any one or more of the territories or physician call plans forming the Territory at any time by providing thirty (30) days prior written notice to Napo.

*** CONFIDENTIAL TREATMENT REQUESTED

18.4                        Consequences of Termination

18.4.1              Rights.  Upon termination of this Agreement, all rights granted to RedHill under Section 2 will automatically terminate and all such rights shall automatically revert to Napo.

18.4.2              Return of Information and Materials.  Upon termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), provided that any such retained copy shall continue to be subject to the confidentiality provisions of this Agreement. All materials in connection with the Product, whether used for promotion or for scientific exchange, created by RedHill, or jointly created with RedHill, shall remain and be treated as Napo’s Confidential Information.

18.4.3              Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement, whereas “accrued” shall mean the creation and/or maturity of a claim.

18.4.4              Post-Termination Communications.  Following a termination under this section, each Party shall exert commercially reasonable efforts to ensure that no representative, employee, director, officer, or agent of such Party disseminates any oral or written communication that disparages the other Party hereto or any of its products, or that negatively affects such other Party’s relationships with HCPs.

18.4.5              Survival. Sections 1, 8.3, 10, 12, 13.5, 14, 15, 16, 17, 18 and 19 of this Agreement will survive expiration or termination of this Agreement for any reason.

19.                               MISCELLANEOUS

19.1                        Assignment.  Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to any Affiliate and to any Third Party successor in interest with which it has merged or consolidated, or to which it has transferred all or a substantial part of its assets or stock to which this Agreement relates; provided such Third Party assumes and agrees, in advance, to assume the obligations of the transferring party under this Agreement.

19.2                        Severability.  Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by Applicable Law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.3                        Governing Law. This Agreement and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws rules).

19.4                        Dispute Resolution. All disputes regarding this Agreement shall be referred to the JPC.   Should there be any disputes that cannot be resolved by the JPC outside the responsibility of the JPC, they will be referred to the CEOs of the respective Parties who will resolve the dispute.

19.5                        Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight/express courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Napo, to:

Attn: Karen Wright, CFO

201 Mission St, Suite 2375

San Francisco, CA 94105

Email: kwright@jaguar.health

With a copy to:

Erik Hennings, Chief Compliance Officer

201 Mission St, Suite 2375

San Francisco, CA 94105

Email: ehennings@h3compliancesolutions.com

AND

Lisa A. Conte, CEO

201 Mission Street, Suite 2375

San Francisco, CA  94105

Email:  Lconte@jaguar.health

If to RedHill, to:

RedHill Biopharma, Inc.,

c/o RedHill Biopharma Ltd.

21 Ha’arba’a Street

Tel-Aviv 64739

Israel

Attention: Adi Frish

Fax: +972 (3) 541 3144

Email:adi@redhillbio.com

With a copy to:

RedHill Biopharma, Inc.

8045 Arco Corporation Drive

Suite 120

Raleigh North Carolina 27617

USA

AND

Adv. Gershon Shalom-Winter

Tulchinsky Stern Marciano Cohen Levitski & Co.

Museum Tower, 4 Berkowitz St., Tel Aviv, Israel 6423806

Fax: +972-3-607-5050

E-mail:        gershons@tslaw.co.il

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given: (i) when delivered, if personally delivered; (ii) on the Business Day (on the receiving end) after dispatch, if sent by nationally-recognized overnight/express courier (third Business Day if sent internationally); (iii) on the third Business Day following the date of mailing, if sent by mail (fifth Business Day if sent internationally); and (iv) on the first Business Day (on the receiving end) after being sent by facsimile or electronic mail.  It is understood and agreed that this Section 19.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

19.6                        Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties; this shall also apply to any change of this clause.

19.7                        Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

19.8                        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

19.9                        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

19.10                 No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

19.11                 Expenses. Except as expressly provided herein, each party shall each bear its own legal, accounting, brokerage and other costs and expenses in connection with this Agreement and the transactions contemplated hereby.

19.12                 Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

19.13                 Force Majeure. No party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including earthquake, fire, flood, explosion, discontinuity in the supply of power, court order, or governmental interference, act of God, general strike or other general labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.  If any such force majeure event continues for a continuous period of three (3) months, a Party whose performance is not prevented by such event may terminate this Agreement thereafter so long as the force majeure event continues, with immediate effect by providing the other Parties with written notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RedHill Biopharma, Inc.		Napo Pharmaceuticals, Inc.

By:	/s/ Dror Ben-Asher	By:	/s/ Lisa Conte
Name:	Dror Ben-Asher	Name:	Lisa Conte
Title:	CEO	Title:	CEO

By:	/s/ Micha Ben Chorin
Name:	Micha Ben Chorin
Title:	CFO

ANNEX A

PROMOTION PLAN

Targeting of Appropriate HCPs based on US FDA approved Product Labeling:

Both parties agree any targeted HCP will be consistent with the US FDA Product Labeling as described in Section 1.13, “Field of Use” for purposes of this Agreement.  Both parties further agree to work jointly on finalizing targets to be identified in ANNEX C.  The following rules will apply:

Overlapping Territories (e.g., Napo and RedHill representative share zip codes):

Napo representatives will retain sole responsibility and prescription credit for all [***] except for GI physicians  (e.g., Infectious Disease, GP, FP, Internists, Nurse Practitioner’s and/or Physician Assistance ), and for those GI’s and other physician specialists specifically listed in Annex C. RedHill will have sole promotion responsibility and receive prescription credit towards the fee paid in ANNEX B, also referred to as outlier targeted physicians for all GI’s unless specifically identified in Annex C.  Further, Napo agrees RedHill will be responsible for all [***] regardless of specialty if they so choose.

Non-overlapping Territories and White Space:

Unless identified by Napo in advance and found in ANNEX C, regardless of Decile and Physician Specialty (e.g., HIV-S as defined above and/or GI’s), RedHill will assume responsibility and receive prescription credit for all targeted physician specialties consistent with the “Field of Use.”

The following are key terms of the plan under which RedHill provides Promotion Support in the Specialty in the Territory for the Field of Use.  The Promotion Plan shall be inclusive of activities found in Section 3. The JPC will routinely review execution against the plan and make adjustments pursuant to Section 5.

During the Pilot Term, the Parties may amend the Promotion Plan, incorporating feedback from the JPC.

*** CONFIDENTIAL TREATMENT REQUESTED

In the event of a Napo territory vacancy, whether due to resignation, leave of absence, etc., any changes to the Parties’ respective Promotion targets will be discussed at JPC and mutually agreed upon if RedHill has given capacity.

Sampling

•                  Napo will provide RedHill field-based representatives an initial allotment of one case of samples for Mytesi.  Each case contains 48 boxes of 4 bottles each.

•                  Samples of Mytesi should only be distributed to HCPs designated as appropriate targets for Mytesi based on the US FDA approved Product Label.

•                  Samples should be distributed consistent with FDA guidelines to initiate patient trial.  Napo agrees to review sample distribution best practices during the product Training referenced in this ANNEX A.

Training

•                  As described in Section 3.6, Napo will provide all training materials to support an effective and successful launch.

•                  Napo will take the lead on developing the training content; however, both parties will jointly develop the agenda for seamless integration.

•                  Both Parties have agreed to identify training dates and location within 10 business days of execution of this Agreement.

Promotion Materials

•                  Napo will provide RedHill representatives sufficient quantities of all promotional resources upon launch and through pilot as necessary.  Specific process will be reviewed during training.

Promotional In-services

•                  RedHill agrees that its field-based representatives will conduct in-services during the pilot period. RedHill will develop a business plan for in-services to be shared with Napo .

Promotional Speaker Programs

•                  RedHill sales representatives will be permitted to assist with Napo Speaker Programs at Napo’s expense.  They may also conduct Promotional Speaker Programs if Napo determines they have a legitimate business need, grants permission to do so, and Napo Policy is followed.  Furthermore, if requested, Napo will be permitted to assist RedHill with its program activity at RedHill’s  expense.  RedHill sales representatives will use Napo’s speaker agreement that reflects FMV for the speaker payment, as well as the Napo approved speaker list and will not be permitted to add or delete speakers with Napo’s prior approval.

Specialty Pharmacy

•                  RedHill agrees to inform the targeted HCP’s detailed in Annex C that the Product is available at [***] and other pharmacies such as retail as well

*** CONFIDENTIAL TREATMENT REQUESTED

as other Specialty Pharmacies. RedHill agrees to notify the targeted HCP’s of the services [***] provides to support the Product and its patients:

•                  Napo recognizes GI practices may have well-established specialty pharmacy relationships that may preclude them from utilizing the services of [***].  HCP’s are able to utilize all and any pharmacy where the product is available

•                  Napo will make reasonable efforts to establish a direct contract with at least one (1) of RedHill’s 5-8 identified specialty pharmacies during the Pilot period of this Agreement.

•                  [***] shall agree to triage all prescriptions for Mytesi and hand-off/transfer all prescriptions based on either patient or HCP request to their pharmacy of choice (e.g., existing specialty pharmacy relationship or local retail pharmacy).

•                  With all reasonable effort, RedHill will ensure existing specialty pharmacies Napo enters into a direct contract with will report all prescriptions for Mytesi weekly to [***].

Conventions/Trade Shows/Medical Conferences

•                  Both Parties agree to co-develop a list of key conventions, trade shows, medical conferences to attend jointly or separately based on existing relationships or existing commitments.

•                  If both parties presently plan to attend and/or exhibit at the same conference, materials shall be consistent, and the Napo sales leader/Medical Affairs shall take the lead role.

•                  RedHill sales representative’s role, activities, and materials used at medical conferences and/or conventions must clearly be defined prior to attendance and approved by the JPC. RedHill and Napo sales representatives will receive booth/exhibit training consistent with both parties compliance SOPs (e.g., training may be conducted jointly if applicable).

Interactions With Patients

•                  Promotional contact with patients or patient support groups constitute direct-to-consumer promotion. Napo must specifically provide its approval for RedHill to have direct contact with patients or patient support groups.

Consulting and Service Arrangements

•                  Unless agreed upon in advance and clear direction provided by Napo, RedHill employee sales representatives shall not independently retain or use any health care professional or other individual in consulting or service arrangements.

Performance Dashboard

•                  RedHill and Napo agree to review sales growth on the weekly/biweekly update calls. A report of metrics solely for the purpose of assessing marketing efforts will be agreed upon by both parties.

*** CONFIDENTIAL TREATMENT REQUESTED

It is clarified that all costs and expenses relating to the following, shall be borne by Napo:

1.              All marketing materials, including shipping, printing etc., as well as any costs that RedHill may incur to download Napo’s marketing videos etc. Specific Marketing Material SOPs will be put in place prior to launch date.

2.              All speaker programs organized by Napo, including honorarium, event costs, marketing costs.  RedHill will be responsible for all costs and expenses, including honorarium, event costs and marketing costs relating to speaker programs organized by Redhill. An agreed speaker program SOP will be put into place prior to launch date.

3.              Product samples, including shipping, and associated fees (including 3PL).

4.              Coupons and coupon program.

5.              Training materials, including shipping.

6.              3PL automation to be compatible with RedHill’s CRM.

It is clarified that all costs and expenses relating to the following, shall be borne by RedHill:

1.              Adding the Product to Veeva.

2.              Launch activities including all hotel costs, flights and time out of field for RedHill attendees.

3.              In-services (breakfasts and lunches).

4.              Commissions, gas, car costs, sample storage unit costs, salaries, benefits etc., and all costs and expenses of MSL activity, including roundtables. Data Source (IQVIA) fee to add the Product to the IQ2020/IQVIA program. The Data collected by the Pharmacies (agreed upon in this Agreement) and IQVIA SOP will be organized and agreed upon by both companies prior to launch date.

Pharmacy management (manage the data from all pharmacies and the direct-buy contract set up) and data management: A Pharmacy SOP will be put into place and agreed to by both parties prior to launch date. This is for operational purposes. The Data Management portion is agreed to within this Agreement.

ANNEX B

UNIT FEE

	Rx	Fee/Rx		Gross Revenue		Benchmark Fee		Total Fee		Avg Fee/ RX

Tier 1	0-500	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

Tier 2	500-1,500	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

Tier 3	1,500-3,000	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

Tier 4	Over 3,000	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

	5,000			$	[***]	$	[***]	$	[***]	$	[***]

The Parties agree that in the event that the cost of goods of the Product changes significantly during the Term as compared with the cost of goods of the Product at the Effective Date, the Parties shall in good faith discuss a proportionate change in the Unit Fee.

*** CONFIDENTIAL TREATMENT REQUESTED

ANNEX C

To be added as addendum prior to July 30, 2018.